Exhibit 99.1

Stepan Reports Record Quarterly Earnings

Northfield, Illinois, April 27, 2021 -- Stepan Company (NYSE: SCL) today reported:

First Quarter Highlights

•

Reported net income was a record $40.6 million, or $1.74 per diluted share versus $27.5 million, or $1.18 per diluted share, in the prior year.  Adjusted net income* was a record $42.4 million, or $1.82 per diluted share versus $24.2 million, or $1.04 per diluted share, in the prior year.  Total Company sales volume increased 6% versus the prior year.

•

Surfactant operating income was $53.2 million versus $36.2 million in the prior year. This increase was primarily driven by improved product and customer mix and higher global demand in the agricultural and oil field end markets, partially offset by lower North American sales volume into the consumer product end markets due to supplier force majeures following the severe weather in Texas.  The Company also experienced lower supply chain expenses in the current year quarter due to the non-recurrence of the Q1 2020 Millsdale plant power outage.  Total global Surfactant sales volume was flat versus the prior year.

•

Polymer operating income was $18.0 million versus $7.5 million in the prior year.  This increase was primarily attributable to a 32% increase in global sales volume. Global rigid polyol volume was up 32% versus the prior year largely due to the INVISTA polyester polyol acquisition.  Global rigid polyol volume, excluding the INVISTA acquisition, was up 8% versus the prior year.  The Company also experienced lower supply chain expenses due to the non-recurrence of the Q1 2020 Millsdale plant power outage.

•

Specialty Product operating income was $2.6 million versus $4.0 million in the prior year.  This decrease was primarily attributable to lower margins, resulting from raw material shortages and manufacturing challenges, within our medium chain triglycerides (MCTs) product line.

*

Adjusted net income is a non-GAAP measure which excludes deferred compensation income/expense, cash-settled stock appreciation rights (SARs) income/expense as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per share.

“The Company had a good start to the year and delivered record quarterly income.  Both adjusted net income and adjusted EPS were up 75% versus the prior year first quarter which was negatively impacted by the Millsdale plant power outage,” said F. Quinn Stepan Jr., Chairman and Chief Executive Officer.  “Surfactant operating income was up 47% primarily due to improved customer and product mix.  Our Polymer operating income was up 139% on the strength of 32% global sales volume growth.  The Polymer volume growth was driven by both the INVISTA acquisition and organic market growth.  Our Specialty Product business results were down due to lower margins within our MCTs product line.  From a balance sheet perspective, the Company exceeded $1 billion of equity for the first time.”

Financial Summary

	Three Months Ended March 31
($ in thousands, except per share data)	2021	2020	% Change
Net Sales	$537,740	$449,987	20%
Operating Income	$53,914	$40,004	35%
Net Income Attributable to Stepan **	$40,611	$27,545	47%
Earnings per Diluted Share	$1.74	$1.18	47%

Adjusted Net Income *	$42,372	$24,158	75%
Adjusted Earnings per Diluted Share *	$1.82	$1.04	75%

* See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

* * Net Income Attributable to Stepan = Net Income - Net Loss Attributable to Noncontrolling Interests.

Summary of First Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, cash-settled SARs income/expense and other significant and infrequent or non-recurring items.

•	Deferred Compensation: The current year quarter includes $1.5 million of after-tax expense versus $2.9 million of after-tax income in the prior year.

•

Cash Settled SARs:  These management incentive instruments provide cash to participants equal to the appreciation on the price of specified shares of Company stock over a specified period of time.  Because income or expense is recognized merely on the movement in the price of Company stock it has been excluded, similar to deferred compensation, to arrive at adjusted net income.  The current year quarter includes $0.2 million of after-tax expense versus $0.8 million of after-tax income in the prior year.

•

Business Restructuring:  The current year quarter includes $0.1 million of after-tax decommissioning expense related to the Company’s Canadian plant closure versus $0.3 million of after-tax expense in the prior year.

Percentage Change in Net Sales

Net sales in the first quarter increased 20% year-over-year due to higher selling prices, mainly attributable to improved product and customer mix and the pass-through of higher raw material costs, a 6% increase in global sales volume and the favorable impact of foreign currency translation.  The increase in sales volume was predominantly due to Polymer sales growth of 32%.

Three Months Ended March 31, 2021
Volume	6%
Selling Price & Mix	13%
Foreign Currency Translation	1%
Total	20%

Segment Results

	Three Months Ended March 31
($ in thousands)	2021	2020	% Change
Net Sales
Surfactants	$370,936	$327,071	13%
Polymers	$150,385	$106,491	41%
Specialty Products	$16,419	$16,425	(0)%
Total Net Sales	$537,740	$449,987	20%

	Three Months Ended March 31
($ in thousands, all amounts pre-tax)	2021	2020	% Change
Operating Income
Surfactants	$53,210	$36,156	47%
Polymers	$17,951	$7,516	139%
Specialty Products	$2,633	$3,984	(34)%
Segment Operating Income	$73,794	$47,656	55%
Corporate Expenses	$(19,880)	$(7,652)	160%
Consolidated Operating Income	$53,914	$40,004	35%

Total segment operating income increased $26.1 million, or 55%, versus the prior year.

•

Surfactant net sales were $370.9 million for the quarter, a 13% increase versus the prior year.  Selling prices were up 13% primarily due to improved product and customer mix and the pass-through of higher raw material costs.  The effect of foreign currency translation was negligible year-over-year and sales volume was flat versus the prior year. Higher demand for products sold into our functional product end markets, principally agricultural and oilfield, offset lower North American sales volume into our consumer product end markets due to supplier force majeures following the severe weather in Texas.  Surfactant operating income for the quarter increased $17.1 million, or 47%, versus the prior year primarily due to improved product and customer mix and lower supply chain expenses in the current year quarter due to the non-recurrence of the Q1 2020 Millsdale plant power outage.

•

Polymer net sales were $150.4 million in the quarter, a 41% increase versus the prior year.  Total sales volume increased 32% in the quarter primarily due to 32% growth in rigid polyol demand.  Global rigid polyol volume, excluding the INVISTA acquisition, was up 8% versus the prior year.  Phthalic anhydride sales volume was also up versus the prior year quarter due to the non-recurrence of the Millsdale power outage which resulted in the Company declaring force majeure within this market in 2020.  Selling prices increased 7% and the translation impact of a weaker U.S. dollar positively impacted net sales by 2%. Polymer operating income increased $10.4 million, or 139%, primarily due to the strong sales volume growth and lower supply chain expenses due to the non-recurrence of the Q1 2020 Millsdale plant power outage.

•

Specialty Products net sales were $16.4 million for the quarter, flat versus prior year.  Sales volume was up 4% between quarters and operating income declined $1.4 million, or 34%.  The operating income decrease was primarily attributable to lower margins within our MCTs product line.

Corporate Expenses

	Three Months Ended March 31
($ in thousands)	2021	2020	% Change
Total - Corporate Expenses	$19,880	$7,652	160%
Less:
Deferred Compensation Expense/(Income)	$2,694	$(7,323)	NM
Business Restructuring Expense	$81	$357	(77)%
Adjusted Corporate Expenses	$17,105	$14,618	17%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation and business restructuring costs, increased $2.5 million, or 17%, versus the prior year quarter.  This increase was primarily due to higher acquisition-related and incentive-based compensation expenses.

Income Taxes

The Company’s effective tax rate was 23.6% in the first quarter of 2021 versus 22.5% in the first quarter of 2020. This increase was primarily attributable to a less favorable geographical mix of income that was partially offset by higher tax benefits derived from stock-based compensation awards exercised or distributed in the first quarter of 2021 versus the first quarter of 2020.

Shareholder Return

The Company paid $6.9 million of dividends to shareholders and repurchased $1.0 million of Company stock in the first quarter of 2021.  The Company has 167,574 shares remaining under its Board of Directors’ share repurchase authorization.  The Company has increased its dividend on the Company’s common stock for 53 consecutive years.

Selected Balance Sheet Information

The Company’s net debt level increased $248.9 million versus prior year-end and the net debt ratio increased from -18% to 9%.  The increase in net debt was mostly due to a $199.2 million cash reduction which primarily reflects cash paid to purchase INVISTA’s aromatic polyester polyol business and associated assets in the first quarter of 2021.  The Company also experienced higher working capital requirements which is typical for the first quarter.  Total debt increased $49.7 million primarily due to borrowings against the Company’s $350MM revolving credit agreement.

($ in millions)	March 31, 2021	December 31, 2020
Net Debt
Total Debt	$248.4	$198.7
Cash	150.7	349.9
Net Debt	$97.7	$(151.2)
Equity	1,002.3	986.7
Net Debt + Equity	$1,100.0	$835.5
Net Debt / (Net Debt + Equity)	9%	-18%

The major working capital components were:

($ in millions)	March 31, 2021	December 31, 2020
Net Receivables	$380.6	$301.3
Inventories	235.1	218.8
Accounts Payable	(264.2)	(236.8)
Net Total	$351.5	$283.3

Capital spending was $37.6 million versus $33.2 million in the prior year quarter. For the full year, capital expenditures are expected to be in the range of $150 million to $170 million.

Outlook

“The Company delivered record quarterly earnings in the first quarter of 2021,” said F. Quinn Stepan, Jr., Chairman and Chief Executive Officer.  “Looking forward, we believe our Surfactant volumes in the North American consumer product end markets should recover following the supply chain disruptions caused by the severe weather in Texas.  We believe that heightened consumer demand for disinfection, cleaning and personal wash products will continue.  We anticipate that demand for surfactants within the agricultural and oilfield markets will improve versus 2020.  Global demand for rigid polyols continues to recover from pandemic-related delays and cancellations of re-roofing and new construction projects.  This gradual recovery, combined with our first quarter 2021 acquisition of INVISTA’s aromatic polyester polyol business, should position our Polymer business to deliver growth versus prior year.  We believe the long-term prospects for rigid polyols remain attractive as energy conservation efforts and more stringent building codes are expected to continue.  We anticipate our Specialty Product business results will improve slightly year-over-year.  Despite current raw material price increases and some supply constraints, we are cautiously optimistic about the remainder of the year.”

Conference Call

Stepan Company will host a conference call to discuss the first quarter results at 8:00 a.m. ET (7:00 a.m. CT) on April 27, 2021. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (800) 909-4756, and the webcast can be accessed through the Investors/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investor/Presentations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and

CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

More information about Stepan’s sustainability program can be found on the Sustainability page at www.stepan.com

Contact: Luis E. Rojo 847-446-7500

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company's control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to the impact of the COVID-19 pandemic; accidents, unplanned production shutdowns or disruptions in manufacturing facilities; reduced demand due to customer product reformulations or new technologies; our inability to successfully develop or introduce new products; compliance with laws; our ability to identify suitable acquisition candidates and successfully complete and integrate acquisitions; global competition; volatility of raw material and energy costs and supply; disruptions in transportation or significant changes in transportation costs; downturns in certain industries and general economic downturns; international business risks, including currency exchange rate fluctuations, legal restrictions and taxes; unfavorable resolution of litigation against us; maintaining and protecting intellectual property rights; our ability to access capital markets; global political, military, security or other instability; costs related to expansion or other capital projects; interruption or breaches of information technology systems; our ability to retain executive management and key personnel; and our debt covenants.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

* * * * *

Tables follow

Table I

STEPAN COMPANY

For the Three Months Ended March 31, 2021 and 2020

(Unaudited – ‘000s Omitted)

	Three Months Ended March 31
	2021	2020
Net Sales	$537,740	$449,987
Cost of Sales	428,760	370,718
Gross Profit	108,980	79,269
Operating Expenses:
Selling	14,504	13,532
Administrative	22,638	18,872
Research, Development and Technical Services	15,149	13,827
Deferred Compensation (Income) Expense	2,694	(7,323)
	54,985	38,908

Business Restructuring	81	357
Operating Income	53,914	40,004

Other Income (Expense):
Interest, Net	(1,524)	(1,230)
Other, Net	746	(3,262)
	(778)	(4,492)

Income Before Income Taxes	53,136	35,512
Provision for Income Taxes	12,525	7,973
Net Income	40,611	27,539
Net Loss Attributable to Noncontrolling Interests		6
Net Income Attributable to Stepan Company	$40,611	$27,545
Net Income Per Common Share Attributable to Stepan Company
Basic	$1.77	$1.20
Diluted	$1.74	$1.18
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,974	23,023
Diluted	23,330	23,285

Table II

Reconciliations of Non-GAAP Net Income and Earnings per Diluted Share*

	Three Months Ended March 31
($ in thousands, except per share amounts)	2021	EPS	2020	EPS
Net Income Reported	$40,611	$1.74	$27,545	$1.18

Deferred Compensation (Income) Expense	$1,501	$0.07	$(2,858)	$(0.12)
Business Restructuring	61	$0.00	263	$0.01
Cash Settled Stock Appreciation Rights	199	$0.01	(792)	$(0.03)
Adjusted Net Income	$42,372	$1.82	$24,158	$1.04

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, and are neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliations of Pre-Tax to After-Tax Adjustments

	Three Months Ended March 31
($ in thousands, except per share amounts)	2021	EPS	2020	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$1,975		$(3,760)
Business Restructuring	81		357
Cash Settled Stock Appreciation Rights	261		(1,042)
Total Pre-Tax Adjustments	$2,317		$(4,445)
Cumulative Tax Effect on Adjustments	$(556)		$1,058
After-Tax Adjustments	$1,761	$0.08	$(3,387)	$(0.14)

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pre-tax income was $2.0 million of expense versus $3.8 million of income in the prior year.  The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Company common stock were as follows:

	2021	2020
	3/31	12/31	9/30	6/30	3/31
Stepan Company	$127.11	$119.32	$109.00	$97.10	$88.46

The deferred compensation income statement impact is summarized below:

	Three Months Ended March 31
($ in thousands)	2021	2020
Deferred Compensation
Operating Income (Expense)	$(2,694)	$7,323
Other, net – Mutual Fund Gain (Loss)	719	(3,563)
Total Pre-Tax	$(1,975)	$3,760
Total After Tax	$(1,501)	$2,858

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three-month period ending March 31, 2021 as compared to 2020:

($ in millions)	Three Months Ended March 31		Change	Increase Due to Foreign Currency Translation
	2021	2020
Net Sales	$537.7	$450.0	$87.7	$4.2
Gross Profit	109.0	79.3	29.7	0.2
Operating Income	53.9	40.0	13.9	-
Pretax Income	53.1	35.5	17.6	-

Table V

Stepan Company

Consolidated Balance Sheets

March 31, 2021 and December 31, 2020

	March 31, 2021	December 31, 2020
ASSETS
Current Assets	$797,653	$905,651
Property, Plant & Equipment, Net	746,379	682,667
Other Assets	283,907	164,018
Total Assets	$1,827,939	$1,752,336
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$464,089	$416,554
Deferred Income Taxes	29,876	20,745
Long-term Debt	160,847	160,812
Other Non-current Liabilities	169,181	165,860
Total Stepan Company Stockholders’ Equity	1,002,282	986,693
Noncontrolling Interest	1,664	1,672
Total Liabilities and Stockholders’ Equity	$1,827,939	$1,752,336